Dreyfus INTERMEDIATE MUNICIPAL BOND Fund, Inc.

ARTICLES OF AMENDMENT

Dreyfus Intermediate Municipal Bond Fund, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

"SECOND:       The name of the corporation (hereinafter called the 'Corporation') is BNY Mellon Intermediate Municipal Bond Fund, Inc."

SECOND:         The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD:            These Articles of Amendment to the charter of the Corporation shall become effective at 9:01 a.m. on June 3, 2019.

IN WITNESS WHEREOF, Dreyfus Intermediate Municipal Bond Fund, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.

Dreyfus Intermediate Municipal Bond Fund, Inc.

By: /s/Jeff Prusnofsky

Jeff Prusnofsky

Vice President

ATTEST:

/s/James Bitetto

James Bitetto

Secretary

Address of Corporation:

240 Greenwich Street

18th Floor

New York, New York  10286

Address of Resident Agent:

The Corporation Trust Incorporated

2405 York Road, Suite 201

Lutherville Timonium, Maryland  21093